Exhibit 99.1

Angeion Corporation

350 Oak Grove Parkway

St. Paul, MN 55127 USA

Telephone: (651) 484-4874

Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Contact:	Dale Johnson, Vice President & CFO, (651) 484-4874
Bill Bartkowski, Bluefire Partners, (612) 344-1012

Angeion Corporation Reports First Quarter FY 2004 Results

SAINT PAUL, Minn. (March 11, 2004) — Angeion Corporation (Nasdaq SC: ANGN) today reported results for its first quarter ended January 31, 2004. Total revenue decreased by 2.5 percent to $4.6 million for the three months ended January 31, 2004 compared to $4.7 million for the same period in 2003. The net loss for the three months ended January 31, 2004 was $730,000, or $0.20 per share, compared to a net loss of $624,000, or $0.17 per share, for the three months ended January 31, 2003.

Rick Jahnke, President and Chief Executive Officer of the Company, stated, “While we are disappointed that both revenue and earnings were slightly lower than the prior year’s level, we believe that the lower revenue number is largely the result of certain U.S. customers’ budget deferrals. Our first quarter gross margins improved to 45.2 percent from 41.6 percent for the prior year due to a combination of improved operating efficiencies and the fact that last years margins were depressed by fresh-start accounting adjustments. However, our planned increases in operating expense for the development of new cardiorespiratory products and for marketing our New Leaf Health and Fitness products more than offset the improved margins and resulted in a slightly larger loss than in the prior year.

We introduced our CPX Ultima™ gas exchange metabolic cart system at a trade show in December 2003,” Jahnke continued. “The CPX Ultima incorporates an array of new technology and features resulting from our research and development efforts over the past year and will be marketed through existing sales and distribution networks worldwide. It is the first of a series of new product introductions planned to expand our existing market share and enable us to enter new markets. Shipments of the CPX Ultima to customers will begin during the second quarter of 2004.”

Jahnke also noted continued progress with the Company’s New Leaf Health and Fitness products. “The Company continues to refine its marketing efforts to establish and expand distribution in personal training studios, club chains, independent fitness centers and other retail outlets. We are in the process of expanding our distribution of New Leaf systems at several of the premier fitness club chains in the United States. In addition, in January we began a program to establish multiple New Leaf sites in selected metropolitan areas so that local promotion programs can be used effectively to create consumer demand for New Leaf products and services. We hope to begin to see the results of these combined efforts this spring.”

                A detailed discussion of the Company’s financial position and results of operations is contained in the Company’s Form 10-KSB for the year ended October 31, 2003, which was filed with the SEC on January 29, 2004 and the Form 10-QSB for the quarter ended January 31, 2004 which was filed with the SEC on March 11, 2004.

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Founded in 1986, Angeion Corporation acquired Medical Graphics (www.medgraphics.com) in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems for the management and improvement of cardiorespiratory health. The Company has also introduced a line of health and fitness products, many of which are derived from Medical Graphics’ cardiorespiratory product technologies. These products, marketed under the New Leaf Health and Fitness brand (www.newleaf-online.com), help consumers effectively manage their weight and improve their fitness. They are marketed to the consumer primarily through personal training studios, health and fitness clubs and other exercise facilities. For more information about Angeion, visit www.angeion-ir.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including (i) the Company’s ability to successfully operate its Medical Graphics business including its ability to develop, improve and update its cardiorespiratory diagnostic products, (ii) the Company’s ability to successfully introduce its New Leaf products including its New Leaf Weight Loss Program, (iii) the Company’s ability to successfully defend itself from product liability claims related to its Medical Graphics and New Leaf products or claims associated with its prior cardiac stimulation products, (iv) the Company’s ability to successfully resolve all issues in connection with ELA Medical’s claim for reimbursement and the Company’s product liability insurance coverage (v) the Company’s ability to protect its intellectual property, and (vi) the Company’s dependence on third party vendors.  Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the other risk factors that are described from time to time in Angeion’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-KSB for the year ended October 31, 2003, and subsequently filed reports.

— Financials follow —

Angeion Corporation and Subsidiaries

Condensed Consolidated Financial Statements

(In thousands, except per share data)

	Three Months Ended January 31,
	2004	2003
Consolidated Statements of Operations
Revenue	$4,555	$4,670

Net loss	(730)	(624)

Net loss per share — basic and diluted	$(0.20)	$(0.17)

	January 31, 2004	October 31, 2003
Consolidated Balance Sheets
Cash	$2,959	$3,588
Other current assets	7,681	7,221
Equipment and intangible assets	8,756	9,068
	$19,396	$19,877

Current liabilities	$5,000	$4,755
Shareholders’ equity	14,396	15,122
	$19,396	$19,877

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